GEE Letterhead

July 9, 2013

Richard Warner

Amir Samnani

Post Modern Group, LLC

2941 Alton Parkway

Irvine, CA 92606

Re: Asset Purchase Agreement dated as of May 8, 2013

Dear Rick and Amir:

Reference is hereby made to that certain Asset Purchase Agreement dated as of May 8, 2013 (the “Asset Purchase Agreement”), by and among Global Eagle Entertainment, Inc., a Delaware corporation (“GEE”), GEE Content Services Corporation, a Delaware corporation and wholly owned subsidiary of GEE (“Content Services”), GEE Newco Corporation, a Delaware corporation and wholly owned subsidiary of GEE (“Newco”), PMG California, Inc., a Canadian corporation and wholly owned subsidiary of GEE (“PMG California”), DTI Software FZ-LLC, a UAE limited liability company and affiliate of GEE (“DTI Software,” and, collectively with Content Services, Newco, PMG California and GEE, the “Buyer”), Post Modern Edit, LLC, a California limited liability company dba Post Modern Group, LLC (“PMG”), on its own behalf and on behalf of each of the Affiliates of PMG listed on Exhibit A to the Asset Purchase Agreement (sometimes collectively with PMG, the “PMG Companies”), and each of you (“you” or the “Sellers”). All capitalized terms not otherwise set forth in this letter shall have the meaning therefor, as set forth in the Asset Purchase Agreement.

For such consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer and Sellers hereby enter into this letter agreement (the “Letter Agreement”) to amend the Asset Purchase Agreement, as follows:

1. Additional Buyer. Buyer, PMG and the Sellers agree that Global Eagle Entertainment Luxembourg II S.a.r.l., a Luxembourg corporation (“GEE Luxembourg”), shall be added to the Asset Purchase Agreement as a “Buyer.” GEE Luxembourg hereby consents to terms and conditions of the Asset Purchase Agreement, as amended by this Letter Agreement, and agrees to be bound thereby.

2. Definition of Adjusted Share Consideration. A new phrase shall be added to the definitions set forth in the Asset Purchase Agreement as follows:

“‘Adjusted Share Consideration’ shall mean that number of shares of GEE Common Stock determined by subtracting the RC Shares from the Share Consideration.”

Messrs. Warren and Samnani

July 9, 2013

3. Definition of Assumed Indebtedness. The definition of “Assumed Indebtedness” set forth in the Asset Purchase Agreement shall be modified by deleting the number “$3.14” and replacing it with the number “$3.44,” and the phrase beginning with, “along with an,” at the end of that definition shall be deleted.

4. Definition of Bank Debt Reduction. The definition of “Bank Debt Reduction” set forth in the Asset Purchase Agreement shall be modified by deleting the number “$3.14” and replacing it with the number “$3.44.”

5. Definition of Current Assets.

(a) Subsections c and d of the definition of “Current Assets” set forth in the Asset Purchase Agreement shall be deleted in their entirety and replaced with the following:

“c. security deposits under any Leased Real Property (regardless of the treatment of such deposits in accordance with GAAP);

d. other current assets, including all cash, cash equivalents and certificates of deposit, including without limitation, the Restricted L/C Cash, held in accounts for the benefit of Sellers; and”

(b) The proviso at the end of such definition shall be modified by deleting in its entirety the phrase, “or the Restricted L/C Cash.”

6. Definition of Current Liabilities. The following phrase, “or any amount relating to Assumed Indebtedness,” shall be added to the end of the proviso of the definition of “Current Liabilities” set forth in the Asset Purchase Agreement.

7. Definition of EBITDA. The definition of “EBITDA” set forth in the Asset Purchase Agreement shall be modified by adding the phrase “, excluding any of the effects of any foreign currency exchange gain or loss,” to the end of the text of such definition.

8. Definition of Escrow Amount. The definition of “Escrow Amount” set forth in the Asset Purchase Agreement shall be deleted in its entirety and replaced with the following:

“‘Escrow Amount’ means ten percent (10%) of the Base Purchase Price minus the value of the RC Shares (calculated at the Buyer Share Price), which amount shall be delivered to the Escrow Agent solely in the form of the Escrow Shares.”

9. Definition of Personal Property. The definition of “Personal Property” set forth in the Asset Purchase Agreement shall be modified by deleting the last phrase thereof and replacing such text with, “all equipment, furniture, cash, cash equivalents, certificates of deposit and materials.”

Messrs. Warren and Samnani

July 9, 2013

10. Definition of RC Shares. A new phrase shall be added to the definitions set forth in the Asset Purchase Agreement as follows:

“‘RC Shares’ shall mean that number of shares of GEE Common Stock determined by dividing the amount of the Specified LCs by the Buyer Share Price.”

11. Definition of Specified LCs. The definition of “Specified LCs” set forth in the Asset Purchase Agreement shall be modified by adding the phrase “, in an amount equal to $812,184.”

12. Section 2.1(b)(v). The text of Section 2.1(b)(v) of the Asset Purchase Agreement is hereby modified by deleting such provision and replacing it with the word “reserved.”

13. Section 2.3(a).

(a) Section 2.3(a)(i)(A) of the Asset Purchase Agreement shall be deleted in its entirety and replaced with the following text: “(A) Ten Million Eight Hundred Fifty Thousand Dollars ($10,850,000).”

(b) Section 2.3(a)(ii) of the Asset Purchase Agreement shall be deleted in its entirety and replaced with the following text: “(ii) The Share Consideration less the RC Shares.”

14. Post-Closing Adjustments. Section 2.4(a) of the Asset Purchase Agreement is hereby amended by adding the following text at the end of that section:

“Buyer agrees that, notwithstanding anything contained in this Section 2.4(a) to the contrary, in preparation of the Closing Date Statement, Buyer will not treat the imposition of non-cash deferred revenue with respect to any of the Purchased Assets relating to Criterion Pictures U.S.A., Inc., Visual Education Centre Ltd. and their respective affiliates (collectively, “Criterion Pictures”) as a current liability for purposes of the calculation of Actual Net Working Capital, provided that the addition of such deferred revenue is solely the result of the application of GAAP to the books and records of Criterion Pictures as such books and records relate to the proper accounting treatment of the so-called institutional location licenses thereof, provided, further, that only that portion of such non-cash deferred revenue balance that is not offset by a Current Asset of Criterion Pictures, such as deferred royalty expense relating to such licenses, shall be excluded from the calculation of Current Liabilities for purposes of the Closing Date Statement and the calculation of Actual Net Working Capital.”

15. Section 2.7(b)(ii)(D). The text of Section 2.7(b)(ii)(D) of the Asset Purchase Agreement shall be deleted in its entirety and replaced with the following text:

“(D) to PMG Companies the Adjusted Share Consideration (less the Escrow Shares) in the name of members of each respective PMG Company, as allocated by the Sellers;”

Messrs. Warren and Samnani

July 9, 2013

16. Section 4.2(e). The closing condition of PMG and the PMG Companies set forth in Section 4.2(e) of the Asset Purchase Agreement shall be deleted in its entirety and replaced with the following:

“(e) Each of the Sellers and each of the PMG Companies shall be indemnified and held harmless by Buyer from any and all Liabilities arising from or otherwise related to the Union Bank Obligations;”

17. Section 5.1(e). The text of the last two sentences of Section 5.1(e) set forth in the Asset Purchase Agreement shall be deleted in their entirety and replaced with the following:

“In that regard, if all or any portion of the Restricted L/C Cash is so released and not otherwise replaced with restricted cash, a reduction in borrowing availability or any other security from the Buyer (the “Released Cash”), then that number of the RC Shares (valued at the Buyer Share Price) in an amount equal to the Released Cash shall be issued to Sellers within five (5) days of the Buyer’s receipt thereof. If the any of the Restricted L/C Cash has not been so released by May 1, 2014, then Buyer shall deliver to the Sellers 50% of RC Shares, and all further obligations of Buyer to the Sellers with respect to any Released Cash received by Buyer thereafter shall terminate.”

18. Transitional Assistance. The following text shall be added to Section 5.4 of the Asset Purchase Agreement:

“PMG acknowledges and agrees that, if the transfer of any of the Assumed Assets or Assumed Liabilities from the PMG Companies to Buyer cannot occur on the Closing Date, then PMG shall manage all bank, borrowing and related accounts included in the Assumed Assets and/or Assumed Liabilities, as the case may be, including without limitation, the Union Bank Obligations, for the benefit of Buyer until such time as such transfer is approved by Union Bank and/or by the Person in control of such assets or liabilities. PMG further acknowledges and agrees that the management of such accounts by the PMG Companies shall be subject exclusively to the direction and control of Buyer and that no action shall be taken by PMG with respect to such accounts without the prior written approval of Buyer.”

19. Union Bank Indebtedness. The following new Section 5.7, entitled “Union Bank Indebtedness,” shall be added to the Asset Purchase Agreement:

“5.7 Union Bank Indebtedness. Following the Closing Date, Buyer shall use all reasonable efforts to have the Sellers and the PMG Companies released as promptly as possible by Union Bank from any and all liability under the Union Bank Obligations. If each of the Sellers and the PMG Companies are not so released on or before August 31, 2013, then Buyer shall take such action as may be required by Union Bank to have the Sellers and the PMG Companies released by Union Bank for such liabilities, including without limitation, to have all funds deposited with Union Bank or pledged by Sellers in connection with the Union Bank Indebtedness returned or released to Sellers by August 31, 2013.”

Messrs. Warren and Samnani

July 9, 2013

20. Indemnification. Section 6.1(b) of the Asset Purchase Agreement shall be amended as follows (a) the word “or” shall be deleted from the end of subsection 6.1(b)(iii), (b) the period at the end of subsection 6.1(b)(iv) shall be deleted and replaced with “; or” and (c) and new subsection 6.1(b)(v) shall be added and shall read as follows:

“(v) any Losses arising from or in any way related directly or indirectly to the business relationship(s) by or among the Sellers or any PMG Company and DOT Acquisition Corp., a California corporation, or any of its officers, directors, employees, stockholders, affiliates and agents.”

21. No Further Amendment. Except as set forth in this Letter Agreement, the Asset Purchase Agreement shall continue in full force and effect without further amendment, modification, alteration or change of any kind or nature whatsoever.

In Witness Whereof, this Letter Agreement has been executed by the undersigned as of the date first set forth above.

BUYER

GLOBAL EAGLE ENTERTAINMENT, INC.

By:	/s/ Michael Pigott
Name: Michael Pigott
Title: VP Legal

GEE CONTENT SERVICES CORPORATION

By:	/s/ Michael Pigott
Name: Michael Pigott
Title: VP Legal

GEE NEWCO CORPORATION

By:	/s/ Michael Pigott
Name: Michael Pigott
Title: VP Legal

Messrs. Warren and Samnani

July 9, 2013

PMG CALIFORNIA, INC.

By:	/s/ Michael Pigott
Name: Michael Pigott
Title: VP Legal

DTI SOFTWARE FZ-LLC

By:	/s/ Michael Pigott
Name: Michael Pigott
Title: Authorized Person

Global Eagle Entertainment Luxembourg II S.a.r.l.

By:	/s/ Michael Pigott
Name: Michael Pigott
Title: Authorized Person

PMG

Post Modern Edit, LLC, a California limited liability company dba Post Modern Group, LLC

By:	/s/ Rick Warren
Rick Warren
Manager and President

By:	/s/ Hamid Samnani
Hamid Samnani
Manager and Vice President

Messrs. Warren and Samnani

July 9, 2013

RICHARD WARREN

By:	/s/ Rick Warren
Rick Warren

HAMID SAMNANI

By:	/s/ Hamid Samnani
Hamid Samnani